Exhibit 99.1

Newbridge Acquisition Limited
Announces the Separate Trading of its Class A Ordinary Shares and Rights
Commencing March 23, 2026

HONG KONG, CHINA, March 18, 2026 – Newbridge Acquisition Limited (Nasdaq: NBRGU) (the “Company”) today announced that, commencing March 23, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and rights included in the units. Each right entitles the holder thereof to receive one-eighth of one Class A ordinary share upon the consummation of a initial business combination. No fractional rights will be issued upon separation of the units.

The Class A ordinary shares and rights that are separated will trade on The Nasdaq Capital Market under the symbols “NBRG” and “NBRGR,” respectively. Those units not separated will continue to trade on The Nasdaq Capital Market under the symbol “NBRGU.” Holders of units will need to have their brokers contact VStock Transfer LLC, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and rights.

A registration statement on Form S-1, as amended (File No. 333-289966), relating to these securities was filed with the Securities and Exchange Commission (“SEC”) and became effective on September 30, 2025. The post-effective amendment to the registration statement was declared effective by the SEC on December 18, 2025. A final prospectus relating to the offering was filed with the SEC and is available on the SEC’s website at http://www.sec.gov. The offering was made only by means of a prospectus forming part of the effective registration statement. Electronic copies of the prospectus relating to this offering may be obtained from Kingswood Capital Markets, LLC, 126 E 56th Street, Suite 22S, New York, NY 10022, or by email at ttian@kingswoodus.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Newbridge Acquisition Limited

Newbridge Acquisition Limited is a blank check company incorporated as a British Virgin Islands business company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact:

Yongsheng Liu

winstonca@163.com

Newbridge Acquisition Limited

Unit B 17/F, Success Commercial Building,

245-25, Hennessy Road, Wanchai, Hong Kong

Telephone: +44 207 297 3592